Exhibit 99.(a)(99)

ING INVESTORS TRUST

AMENDMENT #90 TO THE AMENDED AND RESTATED

AGREEMENT AND DECLARATION OF TRUST

ABOLITION OF SERIES OF SHARES

OF BENEFICIAL INTEREST

The undersigned, being a majority of the Trustees of ING Investors Trust, a Massachusetts business trust (the “Trust”), acting pursuant to the Trust’s Amended and Restated Agreement and Declaration of Trust, dated February 26, 2002, as amended, including Article VI, Section 6.2 and Article XI, Sections 11.2 and 11.4, hereby abolish the ING Bond Portfolio, and the establishment and designation thereof, there being no shares of such series currently outstanding.

Dated:  March 17, 2014

/s/ Colleen D. Baldwin____________ Colleen D. Baldwin, as Trustee	/s/ Russell H. Jones_____________ Russell H. Jones, as Trustee
/s/ John V. Boyer________________ John V. Boyer, as Trustee	/s/ Patrick W. Kenny___________ Patrick W. Kenny, as Trustee
/s/ Patricia W. Chadwick_________ Patricia W. Chadwick, as Trustee	/s/ Shaun P. Mathews____________ Shaun P. Mathews, as Trustee
/s/ Dr. Albert E. DePrince, Jr.______ Dr. Albert E. DePrince, Jr., as Trustee	/s/ Joseph E. Obermeyer___________ Joseph E. Obermeyer, as Trustee
/s/ Peter S. Drotch_______________ Peter S. Drotch, as Trustee	/s/ Sherly K. Pressler_____________ Sheryl K. Pressler, as Trustee
/s/ J. Michael Earley______________ J. Michael Earley, as Trustee	/s/ Roger B. Vincent______________ Roger B. Vincent, as Trustee